	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD entertainment ANNOUNCES THE APPOINTMENT OF MARTIN HANAKA
TO ITS BOARD OF DIRECTORS

Albany, NY, August 14, 2013 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today announced that Martin Hanaka has been appointed to the Company’s Board of Directors. Mr. Hanaka recently was the Interim Chief Executive Officer of Guitar Center, Inc. from January 2013 to April 2013. Previously, Mr. Hanaka served as the Chairman of Golfsmith International Holdings, Inc. from April 2007 to November 2012 and was the Chief Executive Officer from June 2008 to November 2012. From September 1998 to August 2003, Mr. Hanaka served as the Chief Executive Officer of The Sports Authority Inc. and served as Chairman from November 1999 through June 2004. From August 1994 to October 1997, he served as the President and Chief Operating Officer of Staples Inc. and served as a member of the Board of Directors. He is currently a Director of Guitar Center and has served on a dozen public and private boards of directors, including Trans World’s from 1998 through 2009. During his tenure on the Company’s Board, he served in various roles including Presiding Director and Chairman of the Compensation Committee.

“Marty Hanaka brings extensive retail experience and a history of strong leadership to the Company’s Board of Directors,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “His experience and knowledge makes him an important addition to our team. I am pleased to have Marty back on our Board and look forward to working with him.”

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.